Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Jun-04	May-04	Apr-04
Yield	15.91%	15.88%	15.62%
Less: Coupon	1.96%	1.90%	1.92%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	6.04%	5.97%	5.66%
Excess Spread	6.41%	6.51%	6.54%

Three Month Average Excess Spread	6.49%	6.51%	6.68%

Delinquency:
30 to 59 days	1.10%	1.09%	1.10%
60 to 89 days	0.74%	0.79%	0.85%
90 + days	1.68%	1.83%	1.88%
Total	3.52%	3.71%	3.83%

Payment Rate	18.85%	19.02%	18.17%